Exhibit 99.1
May 22, 2007

Press Release

SOURCE: Oil States International, Inc.

Oil States Announces Expansion of Oil Sands Accommodations

HOUSTON and EDMONTON, Alberta, May 22 -- Oil States International, Inc. (NYSE: OIS) announced today that its Board of Directors has approved the further expansion of its accommodations operations in the oil sands region of northern Alberta, Canada. The Board authorized the Company’s Canadian subsidiary, PTI Group Inc. (“PTI”), to spend an additional US$13.9 million later this year to expand the Company’s PTI Wapasu Creek Lodge. This second announced expansion to the Wapasu Creek Lodge will increase the facility’s capacity to a total of 1,353 rooms from the previously planned capacity of 905 rooms. The incremental capacity is expected to be in service by the first quarter of 2008.

PTI Wapasu Creek Lodge, located Northeast of Fort McMurray, Alberta, is in the heart of the oil sands developments. This lodge, which is currently under construction, has approximately 344 rooms available currently and provides oil sands workers and contractors with best-in-class accommodations. The Wapasu Creek Lodge will provide PTI’s full suite of first-class accommodations and services including catering, ancillary and convenience services, free internet service, conference rooms and leisure facilities for fitness, entertainment and relaxation.

“We are excited about the further expansion of our Wapasu Creek Lodge” stated Cindy B. Taylor, Oil States’ President and Chief Executive Officer. “We made the initial commitment to build this facility in November 2006 as we saw a need for additional accommodations in the Northeast area of the Alberta oil sands region. We did so without a firm contract; but within four months of announcing the facility, we secured a contract for the majority of the initial capacity of the Wapasu Creek Lodge for a sixteen-month term. Since that time, we have received additional inquiries for accommodations from other operators in the region and see sufficient demand in the region to support the further expansion of this facility.”

Oil States International, Inc. is a diversified oilfield services company with locations around the world. Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is organized in three business segments - Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS. For more information on the Company, please visit Oil States International’s website at http://www.oilstatesintl.com.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the “Business” section of the Form 10-K for the year ended December 31, 2006 filed by Oil States with the SEC on February 28, 2007.

Company Contact:
Bradley J. Dodson
Oil States International, Inc.
713-652-0582

SOURCE: Oil States International, Inc.